CRABBE HUSON GROUP, INC.           Amended: January 18, 2000
                      CRABBE HUSON FUNDS               Effective: April 1, 1995

         CODE OF ETHICS ADOPTED PURSUANT TO RULE 17j-1
            UNDER THE INVESTMENT COMPANY ACT OF 1940
                          (THE "CODE")

Summary

-   This Code applies to all employees.

- Anyone wishing to engage in personal securities transactions must submit the proposed transaction to Compliance for approval prior to execution of the transaction.

- Employees are not allowed to trade during a 15 day blackout period defined as seven days before and seven days after a client trade, unless the trade involves a security with a market capitalization greater than $5 billion at the time of the trade.

- Investment Department Personnel and certain other specified individuals are not allowed to profit from short-term trading. Short-term trading is defined as offsetting transactions within a sixty (60) day period.

- Violations may result in fines; conflicts of interest may require disgorgement of profits gained.

- Employees must avoid any appearance, actual or perceived, of impropriety in both trading and dealing with persons or parties outside the firm.

- This Code applies to all securities over which the employee has beneficial ownership which includes securities held by a spouse and others within the definition of beneficial ownership.

1.       PURPOSE:          While Crabbe Huson Group, Inc. ("CHG") believes that
individual investment activities by its officers and employees should not be prohibited or discouraged, the nature of CHG's obligations to its clients as a fiduciary necessarily results in some restrictions on the investment activities of CHG's directors, officers and employees and members of their families.

This Code is intended to address three fundamental principles which must guide our personal investment activities in light of our fiduciary duties: FIRST, THE INTERESTS OF CLIENTS AND MUTUAL FUND SHAREHOLDERS MUST ALWAYS TAKE PRECEDENCE OVER PERSONAL INTERESTS; SECOND, CHG PERSONNEL MUST NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS AS SECURITIES INDUSTRY PROFESSIONALS; AND, THIRD, PERSONAL INVESTING ACTIVITIES MUST BE CONDUCTED IN SUCH A WAY AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT WITH INVESTMENT ACTIVITIES UNDERTAKEN FOR CLIENTS.

Further, Securities and Exchange Commission rule 17j-1 under the Investment Company Act of 1940 requires that every investment company adopt a code of ethics regarding personal investment activities of persons having access to information about portfolio transactions of the investment company, and rule 204-2 under the Investment Advisers Act requires that investment advisers keep certain records, which must be available for inspection by representatives of the SEC, regarding personal investment activities of advisory personnel. This Code has been adopted by CHG and the boards of trustees of the mutual funds managed by CHG ("Funds"), to address these principles and regulatory requirements.

2.       COMPLIANCE WITH THIS CODE IS A CONDITION OF EMPLOYMENT:      Compliance
with this Code and the principles described above is a condition of employment for each officer and employee of CHG. Violation of this Code, its principles or the spirit of the Code may be cause for disciplinary action by CHG, including termination of employment. Other disciplinary actions may be determined at the discretion of CHG's compliance officer or senior management and may include periods of "probation" during which all personal investment activities (except for an approved liquidation of current positions) are prohibited or other measures.

3.       DEFINITIONS:

ACCESS PERSONS includes all officers and employees of CHG (except certain non-employee directors and officers) and includes employees of affiliated companies that maintain an office at CHG.

BENEFICIAL OWNERSHIP includes ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise. It also includes ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), securities held for his or her account by pledges and securities owned by a partnership in which an access person regards as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership" e.g., application of the income derived from securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities. Generally, a person is regarded as the Beneficial Owner of securities held in the name of his or her spouse and their minor children.

An Access Person may be regarded as the Beneficial Owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, benefits substantially equivalent to those of ownership are obtained. The fact that the holder is a relative or relative of a spouse sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership. Thus, it is expected that securities held by relatives who share the same household as Access Person will be treated as being beneficially owned by the Access Person.

Determination of beneficial ownership may only be made by the Compliance Officer in consultation with Legal Counsel.

COMMODITY INTERESTS include futures contracts, and options on futures, relating to any stock or non-government issued bond.

COMPLEX means the group of registered investment companies and individually managed accounts advised by CHG.

DESIGNATED CHARITIES are non-profit organizations that have been selected based upon the type of service they provide and because there are no affiliations between the charity and any employee or affiliate of CHG. Employees are encouraged to disgorge profits to these organizations. However, they are free to select a charity of their choice as long as it is a qualified 501(c)(3) organization under the Internal Revenue Code. The employee will designate the qualification of any organization not listed below at the time of disgorgement. The charities are:

CASA (Court Appointed Special Advocates Association - an organization serving abused and neglected children), The Albertina Kerr Foundation (for children with developmental disabilities), Alzheimer's Association, The American Cancer Society , The American Heart Association, The American Lung Association , Arthritis Foundation or an Access Person's or the Access Person's children's Alma Mater.

INVESTMENT PERSONNEL includes portfolio managers as well as analysts, traders and individuals who provide information used by the portfolio managers in rendering investment advice to CHG's clients.

NON-EMPLOYEE DIRECTORS AND OFFICERS include those directors and officers of CHG or the Funds who are not employees of CHG, and who do not in the course of their normal duties obtain information about client portfolio activities.

PERSONAL TRANSACTIONS include transactions in securities and commodities interests for the account of any individual subject to this Code in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (as defined in Exhibit A).

SECURITIES include equity and equity-related securities, such as common stocks, options on common stocks, preferred stocks, shares of closed-end investment companies, convertible or participating debentures or notes, derivative instruments, and corporate and municipal bonds and notes. Securities also include limited partnership interests and private placement common or preferred stocks and debt instruments.

The rules under the Code do not apply to U.S. Government obligations, bankers' acceptances, bank certificates of deposit, commercial paper, Index options, shares of registered open-end investment companies (mutual funds) commodity interests in agricultural, industrial or precious metals commodities or derivatives of any of these securities.

SENIOR MANAGEMENT includes the President, Chief Operating Officer, Chief Financial Officer and a Portfolio Manager of CHG and may include the Chief Compliance Officer of Liberty Financial Companies.

TRUSTEES represent the Boards of Trustees of Liberty Funds Trust III and the Liberty Variable Investment Trust which include the Crabbe Huson Funds.

4.       PROHIBITED PURCHASES AND SALES:

A. PURCHASE SECURITIES FROM OR SELL SECURITIES TO CLIENTS: Access Persons are prohibited from, directly or indirectly, purchasing any security from or selling any security to a client or Fund account. Such a transaction could pose a direct conflict with CHG's fiduciary duty, and could violate applicable federal and state securities laws and ERISA.

B. POTENTIAL CONFLICTS OF INTEREST DURING BLACKOUT PERIODS Unless there is an exemption as provided in Section 6 below, Access Persons are prohibited from buying or selling a Security within seven calendar days before or seven calendar days after a Fund or advisory client trades in the same or an equivalent Security unless the security has a market capitalization of $5 billion or more at the time of the transaction. If a security transaction is affected during the 15 day period, Compliance will discuss the situation with at least two members of Senior Management and may instruct the Access Person to reverse the trade or disgorge profits to a Designated Charity.

C. SHORT-TERM TRADING PROFITS: Except as provided in Section 6 below, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Security within any 60 calendar day period. If trades are effected during the proscribed period, Compliance will discuss the situation with at least two members of Senior Management and may instruct the Access Person to reverse the trade or disgorge profits to a Designated Charity.

D. INITIAL PUBLIC OFFERINGS: No Access Person may acquire any Securities in an initial public offering.

E. PRIVATE PLACEMENTS: No Investment Personnel may acquire any Securities in a private placement without obtaining approval from Compliance.

    (i) Such approval will take into account, among other factors, whether the investment opportunity should be reserved for clients or funds and whether the opportunity is being offered to the Investment Personnel by virtue of his/her position with CHG.

    (ii) Investment Personnel who have been authorized to acquire Securities in a private placement must disclose that investment to the Compliance Officer (or his designee) when they play a part in any subsequent consideration of an investment by a Fund or client in the issuer. In such circumstances, the decision to purchase Securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

5.       PRE-CLEARANCE:    Access Persons must submit all personal Securities
transactions to the Compliance Officer or his designee ("Compliance") using the Pre-Clearance Request form. All personal Securities transactions by Access Persons must be pre-cleared prior to execution. If an order is not executed by the close of business on the business day after the pre-clearance has been approved by Compliance, the request for pre-clearance must be re-submitted. The Compliance Officer will submit his or her personal transactions to the Chief Operating Officer or in his absence, the Chief Financial Officer.

In submitting a proposed transaction for pre-clearance, an Access Person must certify that the proposed transaction complies with the requirements of this Code. Compliance with this Code may depend on subsequent investment activities in the complex. Pre-clearance approval of a transaction by Compliance will be based on information then available and does not necessarily mean the transaction complies with this Code. If it is known that a Fund or advisory client account has a pending order to buy or sell the same security, pre-clearance will be denied.

6.       EXEMPTIONS:       Subject to pre-clearance, the prohibitions related to
a blackout period and the ban on short-term trading profits will not apply to the following transactions:

A. Purchase(s) pursuant to a dividend reinvestment program (DRIP) or purchase(s) based upon pre-existing status as a policyholder or depositor;

B. Purchase(s) of a Security through the exercise of rights issued to the Access Person as part of a pro rata issue to all holders of such Securities and the sale of such rights;

C. Transactions that are non-volitional, including any sale in a brokerage account resulting from a margin call so long as collateral was not withdrawn within 10 calendar days prior to the call;

D. Transactions for an account previously approved in writing by the Compliance Officer over which the Access Person has no direct or indirect influence or control; and

E. Transactions in U.S. Government Securities, as defined in this Code of Ethics.

7.       REPORTING:        The following general requirements of the Code are
applicable as  indicated:

A. DISCLOSURE OF HOLDINGS AND ACCOUNTS: All Access Persons must disclose to the Compliance Officer within 10 days of employment and thereafter on an annual basis (or sooner if a new account is opened), all securities and commodity interest holdings and accounts for which the person has beneficial ownership..

    (i) All brokers and futures commission merchants (FCM's) must be instructed to forward copies of periodic account statements directly to:

                            Crabbe Huson Group, Inc.
                            Attn: Compliance Officer
                            121 SW Morrison #1400
                            Portland, OR  97204-3189

    (ii) For Access Persons who maintain a bank custody account, the bank's statements will be accepted in lieu of broker account statements.

B. ANNUAL CERTIFICATION OF COMPLIANCE: Each Access Person is required to complete an annual disclosure of all securities and commodities holdings and certify the following:

    (i)   they have read and understand the Code;

    (ii)  they recognize they are subject to the Code;

    (iii) they have complied with the requirements of the Code; and

    (iv) they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

C. DISCLOSURE OF FAMILY MEMBERS EMPLOYED IN THE SECURITIES INDUSTRY: Every Access Person must disclose in writing to the Compliance Officer the employment of a spouse or other family member in the securities industry in a position which might benefit as a result of the activities of the Access Person or CHG. Access Persons are prohibited from influencing the investment activities of CHG's clients for direct or indirect personal or familial benefit.

D.  TRADING WHILE IN POSSESSION OF MATERIAL NON-PUBLIC ("INSIDE") INFORMATION IS
    PROHIBITED: All Access Persons should read, understand and comply with CHG's "Policies Regarding the Use of Inside Information" which is distributed annually or upon hiring. Such information may include material non-public information including information regarding the firm's investment activities and knowledge of pending Fund or client transactions. An Access Person that trades in such a security while in possession of information would violate this Code, and may subject the individual(s) to criminal penalties under federal securities laws.

8.       GIFTS:            Access Persons are prohibited from receiving/giving
any gift or other thing of more than $100 in value from/to any person or entity that does business with or is seeking to do business with or on behalf of CHG and the Funds. Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as they are not excessive in number or cost and do not influence the behavior of the recipient. The recipient or giver of any gift in excess of $100 must disclose the gift to the Compliance Officer.

9.       SERVICE AS A DIRECTOR:     Investment Personnel are prohibited from
serving on the boards of directors of publicly traded companies, absent prior authorization from the Compliance Officer, based upon a determination that the board service would be consistent with the interests of the Fund and clients. In the limited instances that such board service is authorized, Investment Personnel will be isolated from those making investment decisions affecting transactions in Securities issued by any publicly traded company on whose board such Investment Personnel serves as a director through the use of "Chinese Wall" or other procedures designed to address the potential conflicts of interest.

10.      ENFORCEMENT AND CODE VIOLATIONS:    All violations of the Code will be
reported to Senior Management of Crabbe Huson Group, Inc. and Liberty Financial Companies' Chief Compliance Officer on a quarterly basis.

A. The Compliance Officer (or his designee) shall review reports filed under the Code to determine whether any violation of this Code may have occurred.

B. The Compliance Officer shall investigate any alleged violation of the Code of Ethics. An Employee allegedly involved in a violation of the Code of Ethics may be required to deliver all documentation related to any Personal Account or any Securities for which the Employee has Beneficial Ownership for all years requested. Failure to comply may result in termination.

C. In determining the sanctions to be imposed for a violation of this Code, Senior Management may consider any factors deemed relevant, including but not limited to:

    (i)  the degree of willfulness of the violation;

    (ii) the severity of the violation;

    (iii) the extent, if any to which an Employee profited or benefited from the violation;

    (iv) the adverse effect, if any, of the violation on a Fund or any client account;

    (v)  any history of prior violations of the Code;

    (vi) the extent to which the employee voluntarily disclosed the violation or cooperated in any investigation of the violation.

Senior Management may impose any sanction it deems appropriate, such as:

    (i)  Reversal of transactions;

    (ii) Disgorgement of profits;

    (iii) Fines (in accordance with the fine schedule in Exhibit A);

    (iv) Letter of reprimand;

    (v)  Suspension or termination of employment;

    (vi) Such other actions as Senior Management (exclusive of the guilty party), shall determine.

11.      REVIEW BY THE TRUSTEES:    The Compliance Officer will prepare a report
addressed to the Chief Compliance Officer of the Liberty Financial Companies for inclusion in a report to the Trustees. The report will be prepared on a quarterly basis and include at a minimum:

A.  any violations during the preceding quarter;

B. any recommended changes in existing restrictions or procedures based upon Crabbe Huson Group, Inc.'s or the Fund's experience under the Code, evolving industry practices, or developments in applicable laws and regulations; and

C.  a summary of any material changes in the Code during the preceding quarter.

12.      REQUIREMENTS APPLICABLE TO NON-EMPLOYEE DIRECTORS AND OFFICERS OF THE
FUNDS OR CHG:     Each Non-Employee Director and Officer shall file with Liberty
Financial Company's Compliance Officer within ten calendar days after the end of each calendar quarter a report listing each Security transaction effected during the quarter in any personal account which at the time of the transaction the director or officer knew or, in the ordinary course of fulfilling his or her official duties as a director or officer should have known, that during the 15 days prior to or after the transaction any Fund is or was considering or executing a transaction in the same security.

                                    EXHIBIT A

                               Crabbe Huson Group
                                  Fine Schedule
                            Code of Ethics Violations


Failure to Pre-Clear a Securities Transaction by Trade Date (notification on a 'Pre-Clearance Request Form')

                           Access Persons &
                           Investment Personnel
First Offense              $  250.00

Second Offense*            $  500.00

Third Offense*             $1,000.00

Failure to File Quarterly Report of Securities Transaction (i.e., notify the Compliance Department of a personal trading account or a change in broker dealer name)

First Offense              Written Warning

Second Offense*            $250.00

Third Offense*             $500.00


Note:    Additional Offences will result in a prohibition against personal security transactions.

In addition to administrative, the appearance of a conflict of interest or other specific circumstances of a personal securities transaction may cause Senior Management to take additional disciplinary action against an employee, which may include disgorgement of profits realized or termination of employment.

*As measured by a 24 month revolving period beginning with the effective date of this amendment.